Exhibit E

EXECUTION VERSION

Confidential Information Redacted ***

DATED 22 MARCH 2013

THE PERSONS LISTED IN COLUMN (A) OF SCHEDULE 1

as the Chargors

and

PROMINENT ASSET INVESTMENT LIMITED

as the Chargee

ENGLISH LAW SHARE AND ACCOUNT CHARGE

*      Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

Schedule 7 Form of Affiliate Representation Letter	48

THIS DEED is dated 22 March 2013 and made between:

(1)                                 THE PERSONS listed in Column (A) of Schedule 1 (Chargors) (each a “Chargor” and together the “Chargors”);

in favour of

(2)                                 PROMINENT ASSET INVESTMENT LIMITED (the “Chargee”, which expression shall include its successors, assigns and transferees).

NOW THIS DEED WITNESSES as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Deed, unless a contrary indication appears, terms used in the Facility Agreement shall have the same meaning and construction when used in this Deed and:

“Cash Account” means, in respect of each Charged Account, a cash sub-account opened in the name of such Chargor with the Custodian (or its nominee(s)) which forms part of that Charged Account (and any account or sub-account established in substitution therefor).

“Cash Collateral” means, in respect of each Chargor, any and all credit balances from time to time on each relevant Cash Account and all rights, benefits and proceeds in respect of each such credit balance and each relevant Cash Account.

“Charged Account” means, in respect of each Chargor, a custody account opened in the name of such Chargor with the Custodian (or its nominee(s)), particulars of which are set out in Schedule 2 (Charged Accounts) (and any account or sub-account established in substitution therefor), comprising a Cash Account and a Securities Account.

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

“Charged Shares” means:

(a)                                 Initial Shares;

(b)                                 all Shares that are from time to time deposited by all the Chargors into or are held in or stand to the credit of all the Securities Accounts;

(c)                                  all rights relating to any of those Shares which are deposited with or registered in the name of any depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person); and

(d)                                 all warrants, options and other rights to subscribe for, purchase or otherwise acquire any of those Shares.

“Charges” means all or any of the Security created or expressed to be created by or pursuant to this Deed.

“Clearing System” means the securities clearing system operated by The Depository Trust & Clearing Corporation and such other clearing system through which Shares or interests in or entitlements to Shares may be held from time to time.

“Collateral Rights” means all rights, powers and remedies of the Chargee provided by or pursuant to this Deed or by law.

“Delegate” means a delegate or sub-delegate appointed under Clause 12.2 (Delegation).

“Enforcement Event” means the Chargee having given a notice under paragraph (b) or (c) of clause 21.25 (Acceleration) of the Facility Agreement.

“Facility Agreement” means the term loan facility agreement dated on or about the date of this Deed between Kanrich Holdings Limited as borrower and Prominent Asset Investment Limited as original lender and calculation agent.

“Initial Shares” means, in relation to a Chargor, such number of Ordinary Shares as are set out in Column (B) of Schedule 1 (Chargors) opposite the name of such Chargor (and any reference to Initial Shares without reference to any one Chargor shall be construed as a reference to the total number of Ordinary Shares set out in Column (B) of Schedule 1 (Chargors)).

“Party” means a party to this Deed and includes its successors in title, permitted assigns and permitted transferees.

“Receiver” means a receiver and manager or other receiver appointed in respect of the Charged Assets and that term will include any appointee under a joint and/or several appointment.

“Related Assets” means, in relation to any Charged Share, all present and future:

(a)                                 dividends and distributions of any kind and any other sum, shares or other property received or receivable in respect of that Charged Share;

(b)                                 rights, shares, money or other assets accruing or offered by way of redemption, bonus, option, conversion, exchange, substitution, consolidation, subdivision or otherwise in respect of that Charged Share;

(c)                                  allotments, offers and rights accruing or offered in respect of that Charged Share; and

(d)                                 rights, interests and entitlements (whether in rem or in personam, and whether of a permanent or temporary nature) and property and assets of whatsoever nature relating to, deriving from, attributable to or exercisable by virtue of the ownership of that Charged Share or otherwise accruing or arising in respect thereof or attributable thereto.

“Secured Obligations” means:

(a)                                 all obligations which any one or more of the Borrower, the Chargors and the Guarantor may at any time have to the Lender (whether for itself or on behalf of a Direct Transferee (as defined in the Deed of Indemnity)) under or pursuant to any or all of the Finance Documents including without limitation any liability in respect of any further advances made thereunder, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity); and

(b)                                 all obligations covenanted to be discharged by any or all of the Chargors in this Deed.

“Securities Account” means, in respect of each Charged Account, a securities sub-account opened in the name of such Chargor with the Custodian (or its nominee(s)) and which forms part of that Charged Account (and any account or sub-account established in substitution therefor).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Winding-up” means any winding up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

1.2                               Construction

(a)                                 The provisions in clause 1.2 (Construction) of the Facility Agreement apply to this Deed with all necessary changes.

(b)                                 Any reference to any or all of the Chargors or the Chargee shall be construed so as to include its or their (and any subsequent) successors and any permitted assigns and transferees in accordance with their respective interests.

(c)                                  Any reference to a Finance Document, this Deed or any other agreement or instrument shall be a reference to such Finance Document, this Deed or that other agreement or instrument as amended, novated, supplemented, extended (whether of maturity or otherwise), replaced or restated (in each case however fundamental and of whatsoever nature, and whether or not more onerous) from time to time.

(d)                                 Save where the context otherwise requires, references in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed.

(e)                                  An Enforcement Event is “continuing” if the notice referred to in the definition of “Enforcement Event” has not been revoked by the Chargee.

(f)                                   Any reference to a “Share” or an “Ordinary Share” shall include any and all rights, interests and entitlements of a purchaser of or subscriber for any Share or Ordinary Share, as applicable, whether or not the relevant purchase or subscription shall be completed, including without limitation any right which the Borrower may have against the Issuer under the SPA and all other rights, interests and entitlements of such purchaser or subscriber to repayment of purchase or subscription money, in each case, in the event a proposed purchase or subscription shall not be completed.

1.3                               Third Party Rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

2.                                      INTEREST ON OVERDUE SUMS

If any Chargor fails to pay any sum due and payable by it under this Deed on the due date for payment of that sum it shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment of such sum in full by that Chargor, calculated on a daily basis at the rate determined in accordance with the provisions of clause 8.3 (Default interest) of the Facility Agreement.

3.                                      SECURITY

3.1                               Charge over Charged Shares and Securities Account

As continuing security for the due and punctual payment and discharge of all the Secured Obligations, each Chargor charges, with full title guarantee and by way of first fixed charge in favour of the Chargee:

(a)                                 all its rights, title and interest present and future in and to the Charged Shares and the Related Assets; and

(b)                                 all its rights, title and interest present and future in respect of or represented by each relevant Securities Account.

3.2                               Charge over Cash Collateral

As continuing security for the due and punctual payment and discharge of all the Secured Obligations, each Chargor charges, with full title guarantee and by way of first fixed charge, in favour of the Chargee each relevant Cash Collateral.

3.3                               Assignment

(a)                                 As continuing security for the due and punctual payment and discharge of all the Secured Obligations, the Borrower assigns and agrees to assign absolutely, subject to a proviso for re-assignment on redemption, with full title guarantee to the Chargee all and any of the Borrower’s rights, title and interest arising from time to time in relation to any subscription by the Borrower for the SPA Shares under the terms of the SPA.

(b)                                 As continuing security for the due and punctual payment and discharge of all the Secured Obligations, each Chargor assigns and agrees to assign absolutely, subject to a proviso for re-assignment on redemption, with full title guarantee to the Chargee all and any of that Chargor’s rights, title and interest arising from time to time under the Custody Agreement to which it is a party.

3.4                               Notice of Assignment

The Chargors shall immediately upon the execution of this Deed deliver to the Chargee (or procure delivery of):

(a)                                 a notice of assignment in substantially the form set out in Schedule 6 (Form of Notice of Assignment) duly executed by, or on behalf of, the Borrower and shall use all reasonable endeavours to procure that the Notice of Assignment is delivered to and acknowledged by the Issuer; and

(b)                                 a notice to the custodian in substantially the form set out in schedule 8 to the Facility Agreement (Form of Notice to Custodian) duly executed by, or on behalf of, each Chargor and shall ensure use reasonable endeavours to procure such notice is delivered to and acknowledged by the Custodian.

4.                                      GUARANTEE

Each of Jun Heng and On Chance irrevocably and unconditionally:

(a)                                 guarantees (on a joint and several basis) to the Chargee the due and punctual observance and performance by the Obligors of all their obligations under or pursuant to the Finance Documents and agrees to pay to the Chargee from time to time on demand all sums of money which any of the Obligors is at any time liable to pay to the Chargee under or pursuant to the Finance Documents and which have become due and payable but have not been paid at the time such demand is made; and

(b)                                 agrees as a primary obligation to indemnify (on a joint and several basis) the Chargee from time to time on demand from and against any loss incurred by the Chargee as a result of any of the obligations of the Obligors under or pursuant to the Finance Documents being or becoming void, voidable, unenforceable or ineffective as against any Obligor for any reason whatsoever, whether or not known to the Chargee, the amount of such loss being the amount which the Chargee would otherwise have been entitled to recover from such Obligor(s).

5.                                      RESTRICTIONS AND FURTHER ASSURANCE

5.1                               Accounts

None of the Chargors, during the subsistence of this Deed, shall, without the Chargee’s prior written consent, agree to any variation of the rights attaching to the respective Cash Account or the respective Securities Account or close the respective Cash Account or the respective Securities Account.

5.2                               Security

None of the Chargors shall create or permit to subsist any Security over any Charged Assets except the Charges.

5.3                               Disposal

Each Chargor shall not (nor agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, receive, withdraw, transfer, assign or otherwise dispose of all or any part of the legal or beneficial interest in the Charged Assets except:

(a)                                 as expressly permitted in accordance with the terms of the Facility Agreement or this Deed; or

(b)                                 with the prior written consent of the Chargee.

5.4                               Delivery of documents of title

Each Chargor shall immediately upon the execution of this Deed (or upon their coming into the possession of that Chargor at any time) deposit (or procure there to be deposited) with the Chargee:

(a)                                 all share certificates (if any) representing the Charged Shares and a certified copy of the register of members of the Issuer showing each Chargor as registered owner of the relevant Charged Shares;

(b)                                 undated instruments of transfers in respect of the Charged Shares that are Ordinary Shares, executed in blank by or on behalf of such Chargor in a form or forms satisfactory to the Chargee;

(c)                                  an executed irrevocable undertaking and confirmation from the Issuer and each Chargor to the Chargee in substantially the form set out in Schedule 4 (Form of Undertaking and Confirmation); and

(d)                                 an executed letter agreement or letter of instructions from the Issuer, the Chargors and the Chargee to the registrar of the Issuer and acknowledged and agreed by the registrar in substantially the form set out in Schedule 5 (Form of Letter Agreement/ Letter of Instructions to Registrar).

5.5                               Register of members

Each Chargor will immediately after execution of this Deed, provide the Chargee with a certified copy of the register of members of the Issuer including the following notation in respect of each Chargor, specifying the correct number of Initial Shares:

“[Number] of ordinary shares issued on [date(s)] as fully paid up and registered in the name of [insert Chargor’s name] are charged in favour of Prominent Asset Investment Limited pursuant to a share and account charge dated [insert date], as amended from time to time.”

5.6                               Additional Charged Shares

Immediately upon any Ordinary Shares, other than Initial Shares, becoming subject to the Charges, each Chargor which has created or executed any memorandum purporting to create security in favour of the Chargee over such Ordinary Shares shall:

(a)                                 deposit (or procure there to be deposited) with the Chargee the items listed in Clause 5.4(a) and Clause 5.4(b) in respect of the additional Charged Shares; and

(b)                                 procure that the annotation to the register of members of the Issuer referred to in Clause 5.5 above and relating to such Chargor’s Charged Shares is amended to refer to all the Ordinary Shares that are then subject to Charges created by such Chargor or the subject of any such memorandum and provide to the Chargee a certified copy of the register of members of the Issuer including such amended annotation.

5.7                               Retention of documents

The Chargee shall be entitled to continue to hold any document delivered to it pursuant to Clause 5.4 (Delivery of documents of title) until the Charges are released and if, for any reason, it releases any such document to any Chargor before such time, it may by notice to such Chargor require that any such document (to the extent it does not relate to any assets that have been released from the Charges) be redelivered to it and such Chargor shall immediately comply with that requirement or procure that it is complied with.

5.8                               Related Assets

Each Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which that Chargor has a beneficial interest, procure the delivery to the Chargee of (a) all certificates and other documents of title representing those Related Assets and (b) such duly executed blank stock transfer forms or other instruments of transfer in respect of those Related Assets as the Chargee may require.

5.9                               Perfection and registration

At the request of the Chargee, each Chargor will (and, if applicable, will procure that its nominees will) immediately upon the completion of any transfer of Charged Shares to the Chargee or its nominee, procure the registration of those transfers in the register of members of the Issuer and the entry of the Chargee and/or its nominee or any nominee company appointed by the Clearing System in the register of members of the Issuer as the holder of such Charged Shares.

5.10                        Withdrawals

None of the Chargors shall make any withdrawal from any Charged Account except as expressly permitted in accordance with the terms of the Facility Agreement or this Deed or with the prior written consent of the Chargee.

5.11                        Further assurance

(a)                                 Each Chargor shall, at the request of the Chargee, promptly at its own cost do all such acts and/or execute all such documents (including without limitation assignments, transfers, mortgages, charges, notices, instructions, filings, assurances and acceptances of disclaimers) as the Chargee may from time to time require (and in such form as the Chargee may from time to time require, in favour of the Chargee or its nominee(s) or such other person(s) as the Chargee may from time to time require):

(i)            to perfect or protect the Charges or the priority of the Charges; or

(ii)           to change the nature, status or form of any of the Charged Assets to such other nature, status or form as may (in the sole and absolute discretion of the Chargee) be necessary or desirable in order to preserve, protect or enhance the value or realisation of such Charged Asset by any deposit, transfer or other procedure as may be necessary or desirable in order for any entitlement to be held or enjoyed by means of American Depositary Receipts; or

(iii)          to facilitate the Chargee to assign or transfer, or to be put in a position that the Chargee is able to assign or transfer at any time in the future, all or any of its rights, benefits and/or obligations (if any) under this Deed; or

(iv)          otherwise to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Chargee or any Receiver or to procure the Charged Shares to be registered in the Chargee’s or, as appropriate, its nominee’s name or to be credited to the Chargee’s or, as appropriate, its nominee’s securities account including executing any transfer, conveyance, charge, mortgage, assignment or assurance of any of the Charged Assets (whether to the Chargee or its nominees or any other person), making any filing or registration and giving any notice, order or direction.

(b)                                 Notwithstanding the provisions of paragraph (a) above:

(i)            no Chargor shall be under any obligation to transfer any Charged Shares into the name of the Chargee (or its nominee) or into the name of any other person unless and until an Enforcement Event has occurred; and

(ii)           no Chargor shall be under any obligation to do anything pursuant to this Clause 5.11 which would breach any applicable laws and regulations (including without limitation relevant US securities legislation).

5.12                        Incidents of conversion

(a)                                 Each Chargor hereby acknowledges and agrees (and it shall be a condition of each such release, assurance or other action hereinafter mentioned) that, if in connection with any change (or proposed change) in the nature, status or form of any of the Charged Assets (whether in order for any entitlement to be held or enjoyed by means of American Depositary Receipts or otherwise) (the “Relevant Charged Assets”), the Chargee or its nominee(s) or any other person on its behalf shall issue any release of any of the Charges in connection with such Relevant Charged Assets or otherwise give any assurance or take any other action that might otherwise be, construed as a release of, or inconsistent with the Security over such Relevant Charged Assets created or expressed to be created by or pursuant to this Deed, such release, assurance or other action shall not operate so as to release or otherwise prejudice in any way the Charges to the extent that they relate to:

(i)            any of the Charged Assets which will or may accrue or arise by virtue of such change (or proposed change), or

(ii)           any of the Charged Assets in existence immediately prior to such release, assurance or other action, in the event such change (or proposed change) shall not be completed, in whole or in part, or

(iii)          any of the Charged Assets which are not specifically the subject of such release, assurance or other action.

Each Chargor further acknowledges and agrees that, in connection with any such change (or proposed change), the Chargee or its nominee(s) or other persons on its behalf (or, at the direction of the Chargee, on behalf of any Chargor) may enter into one or more agreements or give assurances or undertakings as may be necessary or desirable for the purpose of such change (or proposed change).  Each Chargor, jointly and severally, undertakes promptly on demand to indemnify the Chargee and each such nominee or other person against any expenses, cost, loss or liability it may incur or suffer arising out of or in connection with any of the foregoing, including but not limited to, any fees or other amounts due to the Depository Bank in respect of any arrangements for the conversion of Ordinary Shares to American Depository Receipts).

(b)                                 If any of the Chargors is required, in connection with the process of converting any of the Charged Shares that are Ordinary Shares into American Depository Receipts, to make a representation to the Depository Bank to the effect that the Charged Shares are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any contractual restrictions on transfer thereof, the relevant Chargor shall have no obligation under this Deed to make such representation unless and until the Chargee shall have first released the security created by this Deed over the Charged Shares to the extent necessary to permit the relevant Chargor acting reasonably to make the requested representation accurately and to execute and deliver the relevant representation letter to the depositary bank.

5.13                        Prescribed Wordings

The following covenants shall be implied in respect of any action taken by any Chargor to comply with its obligations under Clause 5.11 (Further assurance):

(a)                                 that Chargor has the right to take such action in respect of the Charged Assets; and

(b)                                 that Chargor will at its own cost do all that it reasonably can to give the Chargee or its nominee the title and/or rights that it purports to give.

5.14                        Directors Resolution

After the Charges have become enforceable, each Chargor shall procure:

(a)                                 if and to the extent that such approval is a condition precedent to registration of such transfer and to the extent that it is within the power of that Chargor as a shareholder of the Issuer, that any transfer to or by the Chargee or its nominee of any of the Charged Shares is duly approved by the board of directors of the Issuer; and

(b)                                 that such transfer is registered in the Issuer’s register of members.

5.15                        No prejudicial conduct

None of the Chargors shall do, or permit to be done, anything which would be reasonably likely to prejudice the Charges, or prejudice the ability of the Chargee to transfer any Charged Shares or enforce any Security therein, except as expressly permitted under the terms of any Finance Document or as required under any applicable law.  For the avoidance of doubt, no Chargor shall, unless requested in writing by the Chargee to do so, request or require the Issuer to issue any share certificate or certificates in respect of any Ordinary Shares from time to time held by a Chargor and, unless otherwise requested in writing by the Chargee, each Chargor shall (to the extent it is within the power of that Chargor as a shareholder of the Issuer) procure that the Issuer does not issue any share certificate or certificates in respect of any Ordinary Shares to any Chargor.

5.16                        Registration in the BVI

Each Chargor shall immediately upon execution of this Deed (and in any event, within five Business Days from the date of this Deed):

(a)                                 create and maintain a register of charges for that Chargor to the extent that this has not already been done in accordance with section 162 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BVI Act”);

(b)                                 enter particulars as required by the BVI Act of the Charges in the register of charges and immediately after entry of such particulars has been made, provide the Chargee with a certified true copy of the updated register of charges; and

(c)                                  effect registration, or assist the Chargee in effecting registration, of this Deed with the Registrar of Corporate Affairs pursuant to section 163 of the BVI Act by making the required filing, or assisting the Chargee in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Chargee that such filing has been made and shall, immediately on receipt, deliver or procure to be delivered to the Chargee the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BVI Act as to registration have been complied with and the filed, stamped copy of the application concerning the relevant particulars of charge.

6.                                      CHARGED SHARES — DISPOSAL AND VOTING RIGHTS

6.1                               Each Chargor understands that upon the occurrence of an Event of Default and the exercise of remedies with respect thereto under the Finance Documents:

(a)                                 a bulk sale of any of the Charged Shares may occur which may result in substantially discounted realisation value with respect to such Charged Shares compared to the then current market price; and

(b)                                 a private sale of the Charged Shares may occur which may result in less proceeds than a public sale.

Each Chargor acknowledges and agrees that any such bulk sale or private sale shall be a commercially reasonable disposition under applicable law.

6.2                               Each Chargor acknowledges that:

(a)                                 the Chargee shall not be obliged (but will be entitled) to exercise its rights or remedies hereunder in a manner that would cause it (or any Affiliate of it) to become at any one time the beneficial owner (within the meaning of Section 13 or 16 of the Exchange Act) of more than 4.5% of the Ordinary Shares at the time outstanding;

(b)                                 the Chargee will not be obliged to (but will be entitled to, knowingly or otherwise) sell or otherwise dispose of any Collateral Shares in a manner that would result in any person (or any group of affiliated persons) becoming the beneficial owner of more than 4.5% of the Ordinary Shares at the time outstanding; and

(c)                                  the Chargee will not be obliged (but will be entitled) to sell or otherwise dispose of, in any single transaction, to one or more persons (or any group of affiliated persons), an amount of Shares in excess of 4.5% of the Ordinary Shares at the time outstanding.

6.3                               Each Chargor acknowledges that selling or otherwise disposing of any of the Charged Shares in accordance with the restrictions in Clause 6.2 above may result in prices and terms less favourable to such Chargor than those that could be obtained by selling or otherwise disposing of the Shares in a single transaction to a single purchaser and agrees and acknowledges that no method of sale or other disposition of such Charged Shares shall be deemed commercially unreasonable because of any action taken or not taken by the Chargee to comply with such restrictions.

6.4                               At all times prior to the disposition of any Charged Shares by the Chargee pursuant to Clause 6.1 above, each Chargor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Charged Shares for all purposes not inconsistent with the terms of the Finance Documents or any other instrument or agreement referred to in any Finance Document, provided that each Chargor agrees that it shall not vote such Charged Shares in any manner that is inconsistent with the terms of any Finance Document, or any such other instrument or agreement or would reasonably be expected to have a material adverse effect on the value of the Charged Shares or otherwise prejudice the interests of the Chargee under the Finance Documents.  For the avoidance of doubt, the Chargee shall have no voting rights with respect to the Charged Shares, except to the extent that the Chargee purchases any Charged Shares in a sale or other disposition made pursuant to Clause 6.1 above or Clause 9.4 below.

6.5                               Dividends

Related Assets in the form of Distributions shall at all times be applied and dealt with in accordance with clause 20 (Dividends) of the Facility Agreement.

6.6                               Payment of calls etc.

Each Chargor will promptly pay or procure the payment of all calls, instalments or other payments (on a joint and several basis) which may at any time become due in respect of any of the Charged Assets.

6.7                               Provision of information to the Chargee

Each Chargor shall promptly and, in any event, within five Business Days, provide to the Chargee copies of all notices issued and all resolutions passed in relation to its shareholding in the Issuer.

6.8                               Substitution

No substitution or release of the Charged Assets shall occur or shall in any circumstances be permitted without the specific and prior written consent of the Chargee unless such substitution or release is permitted in accordance with this Deed or the Facility Agreement.

7.                                      CASH COLLATERAL AND CASH ACCOUNT

7.1                               Set Off

The Chargee shall be entitled at any time after the occurrence of an Enforcement Event and without prior notice to any Chargor to set-off or transfer all or part of the Cash Collateral in or towards satisfaction of all or any part of the Secured Obligations.

7.2                               Cash Collateral Terms

Except with the Chargee’s prior written consent and subject to Clause 5.10 (Withdrawals) and Clause 7.3 (Partial Maturity), any or any part of the Cash Collateral shall be maintained on the terms that it shall be repayable only on the earlier of:

(a)                                 the first time at which (i) there are no remaining Secured Obligations and (ii) the Chargee is not under any obligation or liability (actual or contingent) to make advances or provide other financial accommodation under or pursuant to the terms of the Finance Documents which, if made or provided, would give rise to any Secured Obligations; and

(b)                                 close of business in London on the date on which any of the Secured Obligations shall have become due and payable and shall not have been paid upon becoming so due and payable, so that, at such time as the Cash Collateral shall be repayable (or at any time thereafter), the Chargee may exercise in relation to the Cash Collateral any rights of set-off, combination or consolidation to which the Chargee may be entitled under this Deed or at law.

7.3                               Partial Maturity

If on any day any of the Secured Obligations become due and payable and have not been paid by close of business in London on the same day, then only so much of the Cash Collateral shall become repayable as equals the amount of the Secured Obligations which became due and payable and had not been paid by close of business on that day.

7.4                               Cash Account

In no circumstances shall the Cash Account have a balance that is less than zero.

8.                                      REPRESENTATIONS AND WARRANTIES

At all times, until all Secured Obligations have been duly and irrevocably paid or satisfied in full (other than any obligation of the Borrower under any of clauses 11.2(e) or 11.3(c) of the Facility Agreement which is for the time being unascertained):

8.1                               Representations

(a)                                 each of the Chargors makes to the Chargee the representations and warranties set out in this Clause 8 (Representations and Warranties); and

(b)                                 each of Jun Heng and On Chance makes to the Chargee the representations and warranties set out in clause 16 (Representations) of the Facility Agreement (except, in the case of Jun Heng, the representation set out in clause 16.15(p)(i) (Shares) of the Facility Agreement and except, in the case of On Chance, the representations set out in clauses 16.15(p)(i) (Shares) and 16.32 (Holding Company Status) of the Facility Agreement) as if they had been set out in full herein mutatis mutandis; provided that any reference therein to:

(i)            “the Borrower” shall be deemed amended to “On Chance” or “Jun Heng”, as the case may be (and any term in the Facility Agreement defined by reference to the Borrower shall be construed accordingly);

(ii)           “the Lender” shall be deemed amended to “the Chargee” (and any term in the Facility Agreement defined by reference to the Lender shall be construed accordingly);

(iii)          “Collateral Shares” shall be deemed amended to “Charged Shares” (and any term in the Facility Agreement defined by reference to Collateral Shares shall be construed accordingly); and

(iv)          in clause 16.28 (Share capital in the Issuer) of the Facility Agreement, the references to the number of Ordinary Shares and ADR Shares shall be as follows:

(A)                               in paragraph (a):

(1)                                 in respect of the representation made by On Chance: 2,482,300  ADR Shares and 9,982,500 Ordinary Shares;

(2)                                 in respect of the representation made by Jun Heng: 312,300 ADR Shares and 9,665,000  Ordinary Shares;

(B)                               in paragraph (b):

(1)                                 in respect of the representation made by On Chance: 2,482,300  ADR Shares and 9,982,500 Ordinary Shares;

(2)                                 in respect of the representation made by Jun Heng: 312,300 ADR Shares and 9,665,000 Ordinary Shares;

(C)                               in paragraph (c):

(1)                                 in respect of the representation made by On Chance: 2,482,300 ADR Shares and 9,982,500 Ordinary Shares;

(2)                                 in respect of the representation made by Jun Heng: 312,300  ADR Shares and 9,665,000 Ordinary Shares;

(D)                               in paragraph (d):

(1)                                 in respect of the representation made by On Chance: 2,482,300 ADR Shares and 9,982,500 Ordinary Shares; and

(2)                                 in respect of the representation made by Jun Heng: 312,300 ADR Shares and 9,665,000 Ordinary Shares.

8.2                               Legal and Beneficial ownership

(a)                                 Such Chargor is the sole, absolute, beneficial owner of the Initial Shares relating to such Chargor and such Initial Shares are registered in the name of such Chargor, in the case of Jun Heng and On Chance on or after execution of this Deed and in the case of the Borrower on or after the making available of the Loan in accordance with the Facility Agreement.

(b)                                 Each Chargor is the sole, absolute, beneficial owner of the Charged Assets relating to it, subject, in the case of Charged Shares that are in a Clearing System, to legal ownership of such Charged Shares being held by The Depository Trust & Clearing Corporation or its nominee.

(c)                                  None of the Chargors has sold or disposed of or granted any options or pre-emption rights in respect of any of its right, title and interest, in the Charged Assets or entered into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences or incidents of ownership of the Charged Assets nor agreed to do so, other than as permitted under the Finance Documents.

8.3                               Shares fully paid etc.

All Charged Shares are (or will be upon issuance) duly authorised, validly issued and fully paid and non-assessable and are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by the Chargee should it come to enforce the Charges.

8.4                               No existing Security

Except for any Permitted Security, no Security exists on or over any of the Charged Assets.

8.5                               Winding-up

No meeting has been convened, order made or resolution passed for its Winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for its Winding-up.

8.6                               Register of Members

Any certified copy of the register of members of the Issuer deposited by a Chargor with the Chargee pursuant to paragraph (a) of Clause 5.4 (Delivery of documents of title) is a certified copy of the original register of members maintained by the Issuer in compliance with section 40 of the Companies Law (2012 Revision) of the Cayman Islands.

8.7                               Custody Agreements

(a)                                 Each Custody Agreement to which it is a party is its legally binding, valid and enforceable obligation.

(b)                                 It is not in default of any of its material obligations under each Custody Agreement to which it is a party.

(c)                                  There is no prohibition on assignment of any Custody Agreement to the Chargee.

(d)                                 Its entry into and performance of this Deed will not conflict with any term of any Custody Agreement.

8.8                               Securities Act

On the Utilisation Date, the Borrower will make payment in full of the purchase price (within the meaning of Rule 144(d) (1)(iii) under the Securities Act) for the SPA Shares and take full risk of economic loss thereon.

8.9                               On Chance Holding Company Status

(a)                                 On Chance has no trade or business other than holding the Shares and shares in Jun Heng and does not engage in any trade or business other than that of an investment or holding company.

(b)                                 On Chance does not have any Subsidiaries other than Jun Heng.

9.                                      GENERAL UNDERTAKINGS

9.1                               At all times, until all Secured Obligations have been duly and irrevocably paid or satisfied in full (other than any obligation of the Borrower under any of clauses 11.2(e) or 11.3(c) of the Facility Agreement which is for the time being unascertained), each of Jun Heng and On Chance makes to the Chargee the undertakings set out in clauses 17 (Information Undertakings), 19 (General Undertakings) (except, in the case of On Chance, the undertakings set out in clauses 19.8(c) (Ownership), 19.14 (Subsidiaries) and 19.24 (Holding Company) of the Facility Agreement) and 20 (Dividends) of the Facility Agreement as if they had been set out in full herein mutatis mutandis and as if any reference therein to:

(a)                                 “the Borrower” shall be deemed amended to “On Chance” or “Jun Heng” as the case may be (and any term in the Facility Agreement defined by reference to the Borrower shall be construed accordingly);

(b)                                 “the Lender” shall be deemed amended to “the Chargee” (and any terms in the Facility Agreement defined by reference to the Lender shall be construed accordingly); and

(c)                                  “Collateral Shares” shall be deemed amended to “Charged Shares” (and any term in the Facility Agreement defined by reference to Collateral Shares shall be construed accordingly).

9.2                              Each Chargor hereby covenants that it will not permit the register of members of the Issuer to be maintained outside of the Cayman Islands or by a service provider other than the person to whom the letter agreement/ letter of instructions referred to Clause 5.4(d) has been delivered (unless in the latter case, the relevant Chargor and the Chargee have executed and delivered a new letter agreement/letter of instruction in substantially the form of Schedule 5 (Form of Letter Agreement/ Letter of Instructions to Registrar) to the new service provider and the new service provider signs a copy of such letter to acknowledge, and agree to the terms of, such letter and a copy of such acknowledgment is delivered to the Chargee promptly following the appointment of the new service provider).

9.3                               Each Chargor hereby covenants it will not, and procure that its Affiliates will not, sell any Charged Shares or any other securities the sales of which would, pursuant to Rule

144(e)(3)(ii) under the Securities Act, be aggregated with any sale made by the Chargee in exercise of its rights under this Deed.

9.4                               Each Chargor covenants and agrees that, following the occurrence of an Event of Default, such Chargor will not sell, and will procure its Affiliates (including, but not limited to, the other Chargors) not to sell, any Shares the sale of which would be aggregated with any sale which will or may be made by the Lender or its purchasers or other transferees in the three months period following any such sale by such Chargor or its Affiliate pursuant to Rule 144 under the Securities Act.

9.5                               All documents and notices required to be delivered by each of Jun Heng and On Chance under or in connection with this Deed to the Chargee shall be delivered to the Chargee at:

Address:                                                 Prominent Asset Investment Limited

P.O. Box 2208, Road Town, Tortola, British Virgin Islands.

With a copy to: 15/F, AIA Central, Central, Hong Kong.

Attention:                                         Herman Fong / Jon Lewis / Peter Law

Email:                                                            hfong@pagasia.com / jlewis@pagasia.com / plaw@pagasia.com

or any substitute address, fax number or department or officer as the Chargee may notify to the Jun Heng Investment Ltd. and/or On Chance Inc. by not less than five Business Days’ notice.

9.6                               In the event that the form of the affiliate representation letter set out in Schedule 7 (Form of Affiliate Representation Letter) is at any time revised or amended, each Chargor covenants and agrees that it will deliver to the Chargee an undated revised or amended form of the affiliate representation letter, executed in blank by or on behalf of such Chargor, in a form satisfactory to the Chargee.

9.7                               Each Chargor must not, without the prior consent of the Chargee (a) amend or waive any term of, or terminate, any Custody Agreement to which it is a party and (b) take any action which might jeopardise the existence or enforceability of any Custody Agreement.

9.8                               Each Chargor must (a) duly and promptly perform its obligations, and diligently pursue its rights, under each Custody Agreement to which it is a party and (b) supply the Chargee and any Receiver with copies of each Custody Agreement and any information and documentation relating to any Custody Agreement reasonably requested by the Chargee or any Receiver.

9.9                               On Chance must ensure that its direct or indirect beneficial ownership in Jun Heng is more than the relevant Required Ownership Percentage.

9.10                        On Chance shall not establish or acquire any Subsidiary (other than Jun Heng) or invest in any other entity or provide financing to any person.

9.11                        On Chance shall not trade, carry on any business, own any asset (other than the Shares and shares in Jun Heng) or incur any liability other than Financial Indebtedness permitted under paragraph (c) of the definition “Permitted Financial Indebtedness” or incidental to its ownership of the Shares or shares in Jun Heng and its corporate existence and/or pursuant to the execution and performance of the Finance Documents.

10.                               ENFORCEMENT

10.1                        Time for Enforcement

If an Enforcement Event has occurred and is continuing, the Charges are immediately enforceable, and at such time, the Chargee may, without notice to any Chargor or prior authorisation from any court, in its absolute discretion:

(a)                                 secure and perfect its title to all or any part of the Charged Assets (including transferring the Charged Assets into the name of the Chargee or its nominees or instructing the Clearing System or any other person to transfer the Charged Assets into the name of the Chargee or its nominees);

(b)                                 enforce all or any part of any Charges (at the times, in the manner and on the terms it thinks fit) and take possession and hold or deal or dispose of all or any part of the Charged Assets (at the time, in the manner and on the terms it thinks fit); and

(c)                                  whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Deed) on chargees and by this Deed on any Receiver or otherwise conferred by law on chargees or Receivers.

10.2                        Power of sale

(a)                                 The power of sale or other disposal conferred on the Chargee and on the Receiver by this Deed shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Deed.

(b)                                 The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Deed or to the exercise by the Chargee of its right to consolidate all or any of the Charges with any other Security in existence at any time or to its power of sale.

10.3                        No Liability as mortgagee in possession

Neither the Chargee nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of all or any part of the Charged Assets or be liable for any loss upon realisation or for any neglect, default or omission of any nature whatsoever in connection with the Charged Assets for which a mortgagee or mortgagee in possession might as such or otherwise be liable.

10.4                        Right of Appropriation

To the extent that any of the Charged Assets constitutes “financial collateral” and this Deed and the obligations of any of the Chargors hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226), as amended, (the “Regulations”)) the Chargee shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations and may exercise such right to appropriate upon giving written notice to each relevant Chargor.  For this purpose, the Parties agree that the value of such financial collateral so appropriated shall be the market price of the Shares determined by the Chargee by reference to a public index or by such other process as the Chargee may select, including independent valuation.  The Parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

10.5                        Statutory powers

The powers conferred by this Deed on the Chargee are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession under the Law of Property Act 1925, the Insolvency Act 1986 or otherwise by law and in the case of any conflict between the powers contained in any such Act and those conferred by this Deed the terms of this Deed will prevail.

10.6                        Wide construction of enforcement powers

The powers of the Chargee under this Deed shall be construed in the widest possible sense and the Parties intend that the Chargee shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

11.                               APPOINTMENT AND RIGHTS OF RECEIVERS

11.1                        Appointment and removal of receivers

If:

(a)                                 requested by any of the Chargors; or

(b)                                 any Enforcement Event has occurred and is continuing (whether or not the Chargee has taken possession of the Charged Assets),

without any notice or further notice, the Chargee may, by deed, or otherwise in writing signed by any officer or manager of the Chargee or any person authorised for this purpose by the Chargee:

(i)                                     appoint one or more persons to be a Receiver of the whole or any part of the Charged Assets;

(ii)                                  appoint one or more Receivers of separate parts of the Charged Assets respectively;

(iii)                               remove (so far as it is lawfully able) any Receiver so appointed; and

(iv)                              appoint another person(s) as an additional or replacement Receiver(s).

11.2                        Capacity of Receivers

Each person appointed to be a Receiver will be:

(a)                                 entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)                                 for all purposes deemed to be the agent of each relevant Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Chargee; and

(c)                                  entitled to remuneration for his services at a rate to be fixed by the Chargee from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

11.3                        Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Chargee under the Law of Property Act 1925 (as extended by this Deed) or otherwise and such powers shall remain exercisable from time to time by the Chargee in respect of any part of the Charged Assets.

11.4                        Powers of Receivers

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of any Chargor) have and be entitled to exercise, in relation to the Charged Assets in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of any or all relevant Chargor or in his own name and, in each case, at the cost of each relevant Chargor):

(a)                                 all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)                                 all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)                                  all the powers and rights of an absolute owner and power to do or omit to do anything which each relevant Chargor itself could do or omit to do;

(d)                                 the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on him by this Deed or any of the Finance Documents (including the power of attorney) on such terms and conditions as he shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Receiver himself; and

(e)                                  the power to do all things (including bringing or defending proceedings in the name or on behalf of any or all relevant Chargor) which seem to the Receiver to be incidental or conducive to:

(i)            any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)           the exercise of any rights, powers and remedies of the Chargee provided by or pursuant to this Deed or by law (including realisation of all or any part of the Charged Assets); or

(iii)          bringing to his hands any assets of each relevant Chargor forming part of, or which when got in would be, Charged Assets.

11.5                        Consideration

The receipt of the Chargee or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Assets or making any acquisition, the Chargee or any Receiver may do so for such consideration, in such manner and on such terms as it or he thinks fit.

11.6                        Discretions

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Chargee or any Receiver may be exercised or made in its or his absolute and unfettered discretion without any obligation to give reasons.

12.                               CHARGEE’S RIGHTS

12.1                        Same rights as Receiver

Any rights conferred by any Finance Document upon a Receiver may be exercisable by the Chargee after the Charges become enforceable, whether or not the Chargee shall have taken possession or appointed a Receiver of the Charged Assets.

12.2                        Delegation

The Chargee may delegate in any manner to any person any rights exercisable by the Chargee under any Finance Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Chargee thinks fit.

13.                               ORDER OF APPLICATION

13.1                        Application of proceeds

All amounts received or recovered by the Chargee or any Receiver or Delegate in exercise of their rights under this Deed shall be applied in the order provided in Clause 13.2 (Order of application).

13.2                        Order of application

The order referred to in Clause 13.1 (Application of proceeds) is (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925):

(a)                                 in or towards the payment of all costs, losses, liabilities, expenses and remuneration of and incidental to the appointment of any Receiver or Delegate and the exercise of any of his rights, including his remuneration and all outgoings paid by him;

(b)                                 in or towards the payment of the Secured Obligations in accordance with clause 26.4 (Partial payments) of the Facility Agreement; and

(c)                                  in payment of any surplus to any or all relevant Chargor or other person entitled to it.

14.                               LIABILITY OF CHARGEE, RECEIVERS AND DELEGATES

14.1                        Possession

If the Chargee, any Receiver or any Delegate takes possession of any of the Charged Assets, it or he may at any time relinquish possession.

14.2                        Chargee’s liability

(a)                                 Neither the Chargee nor any Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to any Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Chargee, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with the Finance Documents except to the extent caused by its or his own gross negligence or wilful misconduct.

(b)                                 Nothing in this Deed shall be construed as placing on the Chargee any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Charged Assets and each Chargor shall jointly and severally indemnify the Chargee in respect of all calls, instalments or other payments relating to any of the Charged Assets owned by it.

15.                               POWER OF ATTORNEY

15.1                        Appointment and powers

Each Chargor by way of security irrevocably appoints the Chargee and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)                                 carrying out any obligation imposed on such Chargor by this Deed or any other agreement binding on such Chargor to which the Chargee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Assets and any other document or action pursuant to Clause 5.11 (Further assurance));

(b)                                 enabling the Chargee to exercise, or delegate the exercise of, all or any of the Collateral Rights; and

(c)                                  enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on him by or pursuant to this Deed or by law,

including, without limitation, to complete and execute any representation letter and any other letter or document that may be necessary or desirable to be executed by such Chargor and provide the same to any party (including, without limitation, the Depositary Bank) in respect of any conversion of Charged Shares that are Ordinary Shares to American Depository Receipts.

15.2                        Ratification

Each Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of its or his powers.

16.                               WAIVER OF DEFENCES

16.1                        If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.2                        The obligations of each Chargor under this Deed will not be affected by any act, omission, matter or thing which, but for this Clause 16.2, would reduce, release or prejudice any of its obligations under this Deed and whether or not known to any Chargor or the Chargee, including:

(a)                                 any time, waiver or consent granted to, or composition with, any Obligor or any other person;

(b)                                 the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other security;

(d)                                 any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, any Obligor or any other person;

(e)                                  any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any document or security including without limitation any amendment, variation, waiver or release of any of the Secured Obligations;

(f)                                   any unenforceability, illegality or invalidity of any obligation of any person under any document or security; or

(g)                                  any insolvency or similar proceedings.

16.3                        The security created by or pursuant to this Deed shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to any Obligor or any other person by the Chargee or any other person or by any other thing which might otherwise prejudice the security.

17.                               PROTECTION OF THIRD PARTIES

17.1                        No duty to enquire

No person dealing with the Chargee, any Receiver or any Delegate shall be concerned to enquire:

(a)                                 whether any power or right conferred by or pursuant to any Finance Document is exercisable;

(b)                                 whether any consents, regulations, restrictions or directions relating to such power or right have been obtained or complied with;

(c)                                  otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such power or right; or

(d)                                 as to the application of any money borrowed or raised.

17.2                        Protection of purchasers

No purchaser or other person dealing with the Chargee or any Receiver shall be bound to inquire whether the right of the Chargee or such Receiver to exercise any of its or his powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Chargee or such Receiver in such dealings.

18.                               SAVING PROVISIONS

18.1                        Continuing Security

Subject to Clause 19 (Discharge of Security), the Charges are a continuing Security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

18.2                        Reinstatement

If any payment by any or all of the Chargors or any discharge given by the Chargee (whether in respect of the obligations of any person or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                 the liability of each relevant Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                 the Chargee shall be entitled to recover the value or amount of that security or payment from each relevant Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

18.3                        Immediate recourse

Each Chargor waives any right it may have of first requiring the Chargee (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from such Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.4                        Appropriations

Until all the Secured Obligations have been irrevocably paid in full and all facilities which might give rise to Secured Obligations have terminated, the Chargee (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by the Chargee (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and none of the Chargors shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any or all of the Chargors or on account of each relevant Chargor’s liability under this Deed.

18.5                        Additional Security

The Charges created by this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Chargee may at any time hold for any or all of the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Chargee over the whole or any part of the Charged Assets shall merge into the security constituted by this Deed.

18.6                        No Liability

None of the Chargee, its nominee(s) and any Receiver shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with all or any part of the Charged Assets or (c) taking possession of or realising all or any part of the Charged Assets, except in the case of gross negligence or wilful default upon its or his part (as finally judicially determined).

18.7                        Waiver of defences

Neither the obligations of the Chargors contained in this Deed nor the rights, powers and remedies conferred in respect of the Chargors upon the Chargee by this Deed or by law shall be discharged, impaired or otherwise affected by:

(a)                                 the winding-up, dissolution, administration or reorganisation of any Obligor or any other person or any change in its status, function, control or ownership;

(b)                                 any of the obligations of any Obligor or any other person under the Finance Documents or under any other security relating to the Finance Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)                                  any time or other indulgence being granted or agreed to be granted to  any Obligor or any other person in respect of any of its obligations under the Finance Documents or under any other security;

(d)                                 any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Finance Documents or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under the Finance Documents or other document or any variation, waiver or release of, any obligation of any Obligor or any other person under the Finance Documents or under any other security;

(e)                                  any failure to take, or fully to take, any security contemplated by the Finance Documents or otherwise agreed to be taken in respect of the obligations of any Obligor under the Finance Documents;

(f)                                   any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the obligations of any Obligor under the Finance Documents; or

(g)                                  any other act, event or omission which, but for this Clause 18.7, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor contained in Deed Guarantee or any of the rights, powers or remedies conferred upon the Chargee by the Finance Documents, this Deed or by law.

18.8                        Non-Competition

Each Chargor agrees that, so long as any of the Obligors is under any actual or contingent obligations under the Finance Documents, no Chargor shall exercise any rights which that Chargor may at any time have by reason of performance by it of its obligations under this Deed:

(a)                                 to be indemnified by any Obligor or to receive any collateral from any Obligor; and/or

(b)                                 to claim any contribution from any other guarantor of any obligations of any Obligor under the Finance Documents; and/or

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee under the Finance Documents or of any other security taken pursuant to, or in connection with, the Finance Documents by the Chargee.

18.9                        Settlement conditional

Any settlement, discharge or release hereunder in relation to any or all of Chargors or all or any part of the Charged Assets shall be conditional upon no security or payment to, or recovery by, the Chargee being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application or any similar event or for any other reason and shall in the event of any such avoidance or reduction or similar event be void.

18.10                 Implied Covenants for Title

(a)                                 The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 3 (Security).

(b)                                 It shall be implied in respect of Clause 3 (Security) that each Chargor is charging the Charged Assets free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

19.                               DISCHARGE OF SECURITY

19.1                        Partial Release

(a)                                 The Chargee shall, at the cost of the relevant Chargor, release, reassign or discharge (as appropriate) from the Charges those Charged Assets which are permitted to be released, reassigned or discharged in accordance with the terms of the Facility Agreement.

(b)                                 For the avoidance of doubt, if any amount is to be withdrawn from the Cash Account pursuant to and in accordance with paragraph (b) of clause 18.3 (Margin release) of the Facility Agreement and with the consent of the Chargee (which consent shall be given by the Chargee if the requirements of clause 18.3 (Margin release) of the Facility Agreement have been complied with in full), such amount shall be automatically released from the relevant Charge on that withdrawal being made and no further action or notice shall be required by the Chargee under this Deed to effect such release.

19.2                       Final redemption

Subject to Clause 19.3 (Retention of security), if all the Secured Obligations (other than any obligation of the Borrower under clause 11.2(e) (Tax gross-up) or clause 11.3(c) (Tax indemnity) of the Facility Agreement which is for the time being unascertained)  have been irrevocably paid in full and all facilities which might give rise to Secured Obligations have terminated, the Chargee shall at the request and cost of the Chargor release, reassign or discharge (as appropriate) the Charged Assets from the Charges.

19.3                        Retention of security

If the Chargee considers (acting in a commercially reasonable manner) that any amount paid or credited to it under any Finance Document is capable of being avoided or otherwise set aside on the Winding-up of any Chargor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all or any of the Secured Obligations have been irrevocably paid.

19.4                        Consolidation

Any restrictions on the consolidation of Security shall be excluded to the fullest extent permitted by law and the Chargee shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Charges with any other Security whether in existence on the date of this Deed or in the future.

20.                               PAYMENTS

20.1                        Demands

Any demand for payment made by the Chargee shall be valid and effective even if it contains no statement of the relevant Secured Obligations or an inaccurate or incomplete statement of them.

20.2                        Payments

All payments by any or all of the Chargors under this Deed (including damages for its breach) shall be made in United States Dollars and to such account, with such financial institution and in such other manner as the Chargee may direct.

20.3                       Tax gross-up

Clauses 11.2 (Tax gross-up) and 11.3 (Tax indemnity) of the Facility Agreement are incorporated into this Deed except that references to the Borrower shall be construed as references to each Chargor.

20.4                        Continuation of accounts

At any time after:

(a)                                 the receipt by the Chargee of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets; or

(b)                                 any step is taken in relation to the Winding-up of any Chargor,

the Chargee may open a new account in the name of such Chargor with the Chargee (whether or not it permits any existing account to continue). If the Chargee does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Finance Document to which such Chargor is a party.

21.                               INDEMNITY

At all times until all Secured Obligations have been duly and irrevocably paid or satisfied in full, each of Jun Heng and On Chance agrees jointly and severally to indemnify the Chargee on the terms set out in clause 13 (Other Indemnities) of the Facility Agreement as if they had been set out in full herein mutatis mutandis; provided that any reference therein to:

(a)                                 “the Borrower” shall be deemed amended to “On Chance” or “Jun Heng”, as the case may be (and any term in the Facility Agreement defined by reference to the Borrower shall be construed accordingly); and

(b)                                 “the Lender” and “the Calculation Agent” shall be deemed amended to “the Chargee” (and any term in the Facility Agreement defined by reference to the Lender shall be construed accordingly).

22.                               CONDUCT OF BUSINESS BY THE CHARGEE

No provision of this Deed will:

(a)                                 interfere with the right of the Chargee to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige the Chargee to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige the Chargee to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23.                               AMBIGUITY

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to any Finance Document, the terms of that Finance Document shall prevail to the extent permitted by law.

24.                               PRIOR SECURITY INTERESTS

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Security or upon the exercise by the Chargee or any Receiver of any power of sale under this Deed or any Collateral Right, the Chargee may redeem any prior ranking Security over or affecting any Charged Asset or procure the transfer of any such prior ranking Security to itself.  The Chargee may settle and agree the accounts of the beneficiary of any such prior Security and any accounts so settled and agreed will be conclusive and binding on each relevant Chargor.  All principal, interest, costs, charges, expenses and/or other amounts properly incurred relating to and/or incidental to any such redemption or transfer shall be paid by each relevant Chargor (on a joint and several basis) to the Chargee upon demand.

25.                               ASSIGNMENT

25.1                        Permitted Successors

This Deed shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

25.2                        Chargor assignment/transfer

No Chargor may at any time assign any of its rights and benefits under this Deed.

25.3                        Chargee assignment/transfer

(a)                                 The Chargee (the “Existing Chargee”) may at any time without the consent of any Chargor assign all or any of its rights and benefits under this Deed to any person or persons to whom it transfers rights and obligations or assigns rights under the Facility Agreement (each a “New Chargee”).

(b)                                 Without prejudice to any other method by which such assignment may be validly effected, assignment may be effected by the Existing Chargee and the New Chargee delivering to the Chargors (at the registered office address for the time being of the Borrower) a duly completed and executed document in substantially the form set out in Schedule 3 (Form of Assignment Document) of this Deed.

(c)                                  In the absence of any express provision to the contrary, the rights, benefits and interests of the Chargee under or pursuant to any contract, agreement, undertaking or arrangement with or by any person and procured by any Chargor pursuant to or in connection with this Deed may be assigned by the Existing Chargee without the consent of any Chargor or any such other person, to the New Chargee.

25.4                        Chargee Successors

This Deed shall remain in effect despite any amalgamation or merger (however effected) relating to the Chargee; and references to the Chargee shall include any assignee or successor in title of the Chargee and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Chargee under this Deed or to which, under such laws, those rights and obligations have been transferred.

25.5                        Disclosure

The Chargee shall be entitled to disclose such information concerning any Chargor or any other person and this Deed as the Chargee considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

26.                               COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

27.                               GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

28.                               JURISDICTION

28.1                        English Courts

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Deed (a “Dispute”).

28.2                        Convenient forum

The Parties agree that the courts of England are the most appropriate and convenient courts to settle disputes and accordingly no Party will argue to the contrary.

28.3                        Benefit

This Clause 28 is for the benefit of the Chargee only.  As a result and notwithstanding Clause 28.1, it does not prevent the Chargee from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

28.4                        Service of process

Without prejudice to any other mode of service allowed under any relevant law, each of the Chargors:

(a)                                 irrevocably appoints Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)                                 agrees that failure by a process agent to notify any of the Chargors will not invalidate the proceedings concerned.

In witness whereof this Deed has been signed on behalf of the Chargee and executed as a deed by each Chargor and is intended to be and is hereby delivered as a deed on the date stated at the beginning.

SCHEDULE 1
CHARGORS

COLUMN (A) Name and registered office address of Chargor	COLUMN (B) Initial Shares

(1) KANRICH HOLDINGS LIMITED, a BVI Business Company incorporated with limited liability in the British Virgin Islands with registration number 1749526 and its registered office at Commerce Chambers, P. O. Box 2208, Road Town, Tortola, British Virgin Islands	17,790,125

(2) JUN HENG INVESTMENT LTD., a BVI Business Company incorporated with limited liability in the British Virgin Islands with registration number 499815 and its registered office at Palm Grove House, P. O. Box 438, Road Town, Tortola, British Virgin Islands	9,665,000

(3) ON CHANCE INC., a BVI Business Company incorporated with limited liability in the British Virgin Islands with registration number 479399 and its registered office at Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands.	9,982,500

SCHEDULE 2
CHARGED ACCOUNTS

Account holder	Account details
KANRICH HOLDINGS LIMITED	Account no.:	[***]
	Account name:	Kanrich Collateral Account
	Account bank:	Merrill Lynch International

JUN HENG INVESTMENT LTD.	Account no.:	[***]
	Account name:	Jun Heng Investment Ltd Collateral Account
	Account bank:	Merrill Lynch International

ON CHANCE INC.	Account no.:	[***]
	Account name:	On Chance Inc Collateral Account
	Account bank:	Merrill Lynch International

SCHEDULE 3
FORM OF ASSIGNMENT DOCUMENT

To:                             Kanrich Holdings Limited, Jun Heng Investment Ltd. and On Chance Inc. (each a “Chargor”, and together the “Chargors”)

[insert registered office address of Kanrich Holdings Limited]

From:     [Prominent Asset Investment Limited] (the “Existing Chargee”)

From:     [•] (the “New Chargee”)

[Date]

Dear Sirs

English Law Share and Account Charge dated [•] March 2013 by the Chargors in favour of Prominent Asset Investment Limited (the “Share and Account Charge”)

1.                                      Terms assigned meanings in the Share and Account Charge shall, unless the context otherwise requires, have the same meaning in this document.

2.                                      For good and valuable consideration, on and effective from [•] (the “Assignment Date”), the Existing Chargee assigns [all its rights and benefits under or in relation to the Share and Account Charge][such rights and benefits under or in relation to the Share and Account Charge as are specified in the Schedule to this document] (the “Assigned Rights”) absolutely to the New Chargee.

3.                                     The New Chargee, on and effective from the Assignment Date, accepts the assignment of the Assigned Rights pursuant to paragraph 2 above.

4.                                      This document constitutes notice to each of the Chargors of the assignment of the Assigned Rights from the Existing Chargee to the New Chargee.

5.                                      This document shall take effect without prejudice to such provisions (if any) as may be agreed between the Existing Chargee and the New Chargee in relation to the assignment referred to herein.

6.                                      The administrative details of the New Chargee are as follows:

Address:	[•]
Fax No.:	[•]
Attention:	[•]
Email:	[•]

7.                                      Each Chargor is requested to acknowledge receipt of this document by signing and returning to the Existing Chargee and the New Chargee the attached acknowledgement, provided that failure to acknowledge receipt shall not affect the validity of this assignment.

8.                                      This document and any non-contractual rights arising out of or in connection with this document shall be governed by and construed in accordance with the laws of England.

Yours faithfully

[Prominent Asset Investment Limited]	[•]

[SCHEDULE (if applicable)]

Form of Acknowledgement

To:          [Prominent Asset Investment Limited] (the “Existing Chargee”)

To:          [•] (the “New Chargee”)

From:      Kanrich Holdings Limited, Jun Heng Investment Ltd. and On Chance Inc. (each a “Chargor”, and together the “Chargors”)

Dear Sirs

English Law Share and Account Charge dated [•] March 2013 by the Chargors in favour of Prominent Asset Investment Limited (the “Share and Account Charge”)

Each Chargor acknowledges receipt of the document dated [•] from the Existing Chargee and the New Chargee in respect of the assignment of the Assigned Rights (as therein described) from the Existing Chargee to the New Chargee

This acknowledgement and any non-contractual rights arising out of or in connection with this acknowledgement shall be governed by and construed in accordance with the laws of England.

Yours faithfully

Kanrich Holdings Limited	Jun Heng Investment Ltd.

On Chance Inc.

SCHEDULE 4
FORM OF UNDERTAKING AND CONFIRMATION

[On letterhead of Issuer]

[Date]

Prominent Asset Investment Limited

[Address]

Dear Sirs

E-HOUSE (CHINA) HOLDINGS LIMITED (THE “COMPANY”)

We understand that, by a share and account charge (the “Charge”) in respect of, inter alia, shares of the Company between Kanrich Holdings Limited, On Chance Inc. and Jun Heng Investment Ltd. (each a “Chargor” and together the “Chargors”) and Prominent Asset Investment Limited as chargee (the “Chargee”, which expression shall include its successors, assignees and transferees), each Chargor intends to create security in favour of the Chargee over Ordinary Shares in the Company (as security for one or more advances to be made by the Chargee to Kanrich Holdings Limited) (the “Charge”).

This undertaking and confirmation is given by each Chargor and the Company in favour of the Chargee.

1.                                      The Company hereby irrevocably and unconditionally undertakes to register in the register of members of the Company any and all share transfers to the Chargee or its nominee(s) in respect of Ordinary Shares in the Company submitted to the Company by the Chargee.

2.                                      The Company hereby confirms that it has instructed the registrar of the Company to make annotations of the existence of the Charge and the security interests created thereby in the register of members of the Company pursuant to the Charge.

3.                                      The Company hereby confirms that each copy of the register of members of the Company to be provided to the Chargee pursuant to the terms of the Charge will be a true copy of the register of members of the Company as at the date on which it is delivered and that the Company will not redesignate or otherwise seek to recreate its register of member.

4.                                      Each Chargor hereby confirms that as at the date hereof, no share certificate has been issued to it in respect of any Ordinary Shares in the Company nor has it requested that the Company issue any share certificate in respect of any Ordinary Shares in the Company.

5.                                      Each Chargor hereby irrevocably undertakes that during the continuance of the security created by the Charge, it shall not require or request that the Company or its directors issue any share certificate or certificates in respect of Ordinary Shares in the name of such Chargor (or any nominee of such Chargor) except at the express written instruction of the Chargee and hereby instructs the Company not to issue any share certificate in respect of any Ordinary Shares in the name of such Chargor (or any nominee of such Chargor) until the security created by the Charge is unconditionally and fully released by the Chargee.

6.                                      The Company hereby irrevocably undertakes not to issue any share certificate in respect of Ordinary Shares in the name of such Chargor (or any nominee of such Chargor) during the continuance of the security created by the Charge unless it issues share certificates to all holders of Ordinary Shares (in which event the Company shall deliver any share certificate issued in the name of such Chargor directly to the Chargee).

7.                                      The Chargee may assign the benefit of this undertaking and confirmation to the holder for the time being of the benefit of the Charge.

8.                                      Notwithstanding the fact that this document is executed under hand, it is intended that this document takes effect as a Deed.

9.                                      This undertaking and confirmation letter and any non-contractual rights arising out of or in connection with this undertaking and confirmation letter shall be governed by and construed in accordance with the laws of England.

Yours faithfully

Executed as a deed for and on behalf of
E-House (China) Holdings Limited

Executed as a deed for and on behalf of
Kanrich Holdings Limited

Executed as a deed for and on behalf of
Jun Heng Investment Ltd.

Executed as a deed for and on behalf of
On Chance Inc.

Acknowledged and agreed.

Authorised Signatory
for and on behalf of
Prominent Asset Investment Limited

SCHEDULE 5
FORM OF LETTER AGREEMENT/ LETTER OF INSTRUCTIONS TO REGISTRAR

[On letterhead of Issuer]

Maples Fund Services (Cayman) Limited

PO Box 1093, Boundary Hall

Cricket Square, Grand Cayman

KY1-1102

Cayman Islands

[insert address]

[insert date]

Dear Sirs

E-House (China) Holdings Limited (the “Company”): Agreement re Register of Members of the Company

We hereby notify you that pursuant to an English law share and account charge (the “Charge”) dated [•] March 2013 between Prominent Asset Investment Limited (the “Chargee”, which expression shall include its successors, assignees and transferees), Kanrich Holdings Limited, On Chance Inc. and Jun Heng Investment Ltd. as chargors (each, a “Chargor” and together, the “Chargors”), each of the Chargors has granted a security interest in favour of the Chargee over potentially all the shares standing in its name on the register of members of the Company (the “Register”) and potentially all other shares in the Company from time to time legally or beneficially owned by it in the Company (the “Shares”).

We refer to the registrar agreement dated 23 February 2009 between you and the Company (the “Agreement”) and set out below the agreement reached between the Company, the Chargors, you and the Chargee in relation to the Register maintained by you pursuant to the Agreement that, notwithstanding any other provisions of the Agreement:

1                                         You are to make annotations of the existence of the Charge and the security interests created thereby in the Register and such annotations should only be removed by you upon your receipt of the Discharge Notice (as defined below).

2                                         At any time after the Chargee notifies you in writing that an Enforcement Event has occurred (as defined in the Charge) you are authorised and entitled to rely upon the instructions of the Chargee to register the Chargee or its nominee (as the Chargee may direct) in the Register as the registered holder of the Shares pursuant to the Charge (provided that the Chargee delivers to you a duly completed and executed transfer form together with the relevant share certificates (if any) in respect of the Shares being transferred) and to otherwise comply with any directions or instructions from the Chargee in relation thereto.  Such authorisation and entitlement to rely upon the instructions of the Chargee shall terminate only upon your receipt of a notification in writing from the Chargee confirming that the Charge has been discharged (such notification being the “Discharge Notice”).

3                                         In performing your obligations under the terms of this letter you shall be entitled to rely upon instructions given by, or purporting to be given by, a director or other officer or authorised signatory of the Chargee.

4                                         The Chargee’s instructions shall prevail in all circumstances in respect of the matters referred to in 1 and 2 above and you are entitled to comply with such instructions of the Chargee.

5                                         The Company and the Chargors shall jointly and severally indemnify (on a full indemnity basis) and hold harmless you, the firm of Maples and Calder and any entities, whether partnerships, companies or otherwise, owned or controlled by, or under common control with or affiliated with, Maples and Calder as may be established from time to time (for themselves and on trust and as agents for the benefit of the other persons mentioned below), their successors and assigns and their respective directors, officers, employees, agents and partners present and future and each of them, as the case may be, against all liabilities, obligations losses, damages, penalties, actions, proceedings, claims, judgements, demands, costs, expenses or disbursements of any kind (including legal fees and expenses) whatsoever which they or any of them may incur or be subject to in consequence of acting pursuant to any instructions received from the Chargee in respect of the matters referred to in 1 and 2 above.  This indemnity provision shall survive termination of the agreement set out in this letter.

6                                         The agreement set out in this letter shall terminate upon the earlier of the date of (i) the Discharge Notice, (ii) termination of the Agreement and (iii) you ceasing to maintain the Register of the Company.

7                                         The Chargee may assign the benefit of this letter to the holder for the time being of the benefit of the Charge and shall give notice of such assignment to you, the Company and each Chargor.

8                                         The following notice details shall be used for the purposes of giving any notice under this letter:

For the Company and each Chargor:

17/F, East Tower

No. 333 North Chengdu Road

Shanghai 200041

China

Attention: Li-Lan Cheng

For you:

Maples Fund Services (Cayman) Limited

PO Box 1093, Boundary Hall

Cricket Square, Grand Cayman

KY1-1102

Cayman Islands

9                                         Without prejudice to any other method by which a notice under this letter may be given, any notice under this letter may be given in person or by way of letter. If notice is delivered in person, it will be effective at the time of delivery.  If notice is given by way of letter, it will be effective when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

The Company and you hereby agree that the Agreement, and all rights and obligations of the parties thereunder and under the Terms (as defined in the Agreement), shall remain in full force and effect.  The terms of this letter shall not, except as expressly provided herein, be deemed to be consent to any waiver or modification of any other terms or provisions of the Agreement.

The terms set out in this letter are governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

Please confirm by countersigning below that you agree to the above.

Yours faithfully

Authorised Signatory	Authorised Signatory
for and on behalf of the Company	for and on behalf of the Chargee

Authorised Signatory	Authorised Signatory
for and on behalf of Kanrich Holdings Limited as one of the Chargors	for and on behalf of On Chance Inc. as one of the Chargors

Authorised Signatory
for and on behalf of Jun Heng Investments
Ltd. as one of the Chargors

Acknowledged and agreed.

Authorised Signatory
for and on behalf of
Maples Fund Services (Cayman) Limited

SCHEDULE 6
FORM OF NOTICE OF ASSIGNMENT

[On letterhead of Borrower]

Date:                                                                 [•]

To:                                                                            E-House (China) Holdings Limited (the “Company”)

[Address]

Copy:                                                              Prominent Asset Investment Limited

[Address]

From:                                                               Kanrich Holdings Limited

Dear Sirs

Share and Account Charge dated [•] March 2013 between Prominent Asset Investment Limited as chargee, and Kanrich Holdings Limited, On Chance Inc. and Jun Heng Investment Ltd. as chargors (“Share and Account Charge”)

We hereby notify you that we have assigned to Prominent Asset Investment Limited as chargee, including any of its successors, assignees or transferees (the “Chargee”) by way of security pursuant to the Share and Account Charge all and any of our rights, title and interest arising from time to time in relation to any subscription by us for [ ] ordinary shares of the Company acquired or to be acquired by us from the Company pursuant to the share purchase agreement dated 27 December 2012 between the Company and us, as amended by an amendment agreement dated [ ] March 2013 (the “SPA”).

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning it to Prominent Asset Investment Limited.

This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

For and on behalf of
Kanrich Holdings Limited

Form of Acknowledgement

To:                             Prominent Asset Investment Limited

From:               E-House (China) Holdings Limited

Dear Sirs

Share and Account Charge dated [•] March 2013 between Prominent Asset Investment Limited as chargee (including any of its successors, assignees or transferees) and Kanrich Holdings Limited, On Chance Inc. and Jun Heng Investment Ltd. as chargors (“Share and Account Charge”)

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, interests and benefits in and to the SPA and that we will comply with the terms of that notice.

Yours faithfully

For and on behalf of
E-House (China) Holdings Limited

SCHEDULE 7
FORM OF AFFILIATE REPRESENTATION LETTER

Annex D

Rule 144 Affiliate Representation

Affiliate Representations Letter

                                               , 20

E-House (China) Holdings Limited

17/F Merchandise Harvest Building (East)

No. 333, North Chengdu Road

Shanghai 200041People’s Republic of China

The Hongkong and Shanghai Banking Corporation Limited

Box 64 GPO

Hong Kong

Custodian for JPMorgan Chase Bank, N.A.

JP Morgan Chase Bank, N.A., as depositary

500 Stanton Christiana Road

Newark De 19713 USA

Attn: Depositary Receipt - Operations

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central l

Hong Kong

ZIEGLER, ZIEGLER & ASSOCIATES LLP

570 Lexington Avenue, 44th Floor

New York, New York 10022

Re:          Sale of                        Ordinary Shares (the “Shares”) of E-House (China) Holdings Limited (the “Company”)

Dear Sirs:

The undersigned refers to that ADR — LETTER OF TRANSMITTAL FOR UNQUOTED SECURITIES (the “Letter of Transmittal”) dated on or about the date hereof signed by the undersigned in connection with the deposit of Shares of the Company.

The undersigned proposes to sell the Shares pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended (the “Act”).  The undersigned may be deemed as an “affiliate” of the Company as that term is defined in Rule 144(a)(1) under the Act.  The undersigned confirms and certifies to each of you that the statements made herein and the certifications made in the Letter of Transmittal are true and complete, and represents to and agrees with you that:

1.             The undersigned does not know or have any reason to believe that the Company has not complied with the reporting requirements contained in Rule 144(c)(1).

2.             A minimum of six months has elapsed since the date of acquisition of the Shares and payment of the full purchase price for the Shares by the undersigned.

3.             At the time of any sale of the Shares for the account of the undersigned, the number of shares of the Company’s ordinary shares sold by the undersigned or for the undersigned’s account and by or for the account of any person whose sales are required by paragraph (a)(2) and paragraph (e)(3) of Rule 144 to be aggregated with sales by or for the undersigned (other than shares sold pursuant to an effective registration statement under the Act, an exemption provided by Regulation A under the Act, or an exemption contained in Section 4 of the Act) has not exceeded, and will not exceed, the amounts permitted by Rule 144(e).

4.             The undersigned has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy the Shares in anticipation of or in connection with any sale or proposed sale of the Shares, and each such sale shall be made in accordance with Rule 144(f).

5.             The undersigned has not made, and will not make, any payment in connection with the offering or sale of the Shares to any person other than the registered broker-dealer which executes the order to sell the Shares (the “Broker”).

6.             Prior to or concurrently with the placing an order to sell part or all of the Shares, the undersigned has transmitted or caused to be transmitted to the Securities and Exchange Commission (“SEC”), 100 F Street, N.E., Washington, D.C. 20549, three signed copies of the Notice of Proposed Sale of Securities Pursuant to Rule 144 (“Form 144,” a true and complete copy of which will be delivered to each of you on the date of filing with the SEC), and the undersigned will transmit one signed copy of such Form 144 to the New York Stock Exchange or any other national securities exchange which shall, at the time of such sale, constitute the principal exchange on which American Depositary Receipts representing such Shares are admitted to trading.

7.             It is the bona fide intention of the undersigned to sell the Shares within a reasonable time after the transmittal of the Form 144 referred to in paragraph 6 above.

8.             None of the Shares is or will be subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance, other than those which may have been entered into between the undersigned and the Broker.

9.             None of the Shares is subject to any contractual restrictions on transfer thereof.

10.          The undersigned does not know any material adverse information with respect to the current and prospective operations of the Company which has not been publicly disclosed.

11.          The undersigned is not acting, and will not act, in concert with any person or entity with respect to the sale of the Shares.

12.          The undersigned has read all of the representations and warranties applicable to it that are set forth in the amended and restated Deposit Agreement dated as of April 26, 2012 (the “Deposit Agreement”), among the Company, JPMorgan Chase Bank, N.A., as depositary and all Holders from time to time of American Depositary Receipts and confirms that the deposits to be made under the Letter of Transmittal are being made in compliance with the provisions of the Deposit Agreement.

(Signature page to follow)

Sincerely yours,

[Please Print]
Name of Shareholder

Signed by:
Name:
Title:

EXECUTION PAGE

Chargors

EXECUTED AS A DEED by	)
KANRICH HOLDINGS LIMITED	) /s/ Xin Zhou
acting by	)
)

Name:

in the presence of

Signature of witness:	/s/ Li-Lan Cheng

Name of witness:	Li-Lan Cheng

Title:

Address of witness:	333 N. Chengdu Rd.

Shanghai, China

200041

Occupation of witness:

EXECUTED AS A DEED by	)
JUN HENG INVESTMENT LTD.	) /s/ Xin Zhou
acting by	)
)

Name:

in the presence of

Signature of witness:	/s/ Li-Lan Cheng

Name of witness:	Li-Lan Cheng

Title:

Address of witness:	333 N. Chengdu Rd.

Shanghai, China

200041

Occupation of witness:

English Law Share and Account Charge

EXECUTED AS A DEED by	)
ON CHANCE INC.	) /s/ Xin Zhou
acting by	)
)

Name:

in the presence of

Signature of witness:	/s/ Li-Lan Cheng

Name of witness:	Li-Lan Cheng

Title:

Address of witness:	333 N. Chengdu Rd.

Shanghai, China

200041

Occupation of witness:

English Law Share and Account Charge

Chargee

For and on behalf of

PROMINENT ASSET INVESTMENT LIMITED

By:	/s/ Jon Robert Lewis

Name:	Jon Robert Lewis

Title:	Director of PAX Secretaries Limited

English Law Share and Account Charge